Exhibit 99.4

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
WILOCITY LTD.

The undersigned, constituting the entirety of the Board of Directors (the “Board”) of Wilocity Ltd. (the “Company”), acting in lieu of a Board meeting pursuant to Section 103 of the Companies Law - 1999, hereby adopt the following recitals and resolutions which shall be deemed validly adopted resolutions and validly taken actions and shall have the same force and effect as if adopted and done at a duly called meeting of the Board, effective July 2, 2014 by unanimous written consent:

Amendment of the Wilocity Equity Plans
Whereas, the Board of the Company determined that it was desirable and in the best interest of the Company and its shareholders to enter into a Share Purchase Agreement (the “Purchase Agreement”) by and among Qualcomm Israel Ltd (“Qualcomm Israel”), Wilocity Ltd., an Israeli company (“Wilocity”), the shareholders of Wilocity and Shareholder Representative Services LLC solely in its capacity as the Shareholders’ Agent (the “Shareholders’ Agent”), pursuant to which Qualcomm Israel acquired all of the issued and outstanding securities of Wilocity other than those securities already owned by Qualcomm Israel’s affiliate (the “Transaction”);
Whereas, under Section 7.8 of the Purchase Agreement, each unvested option granted under the Wilocity Ltd. US Key Employee Share Incentive Plan, 2007 and the Wilocity Ltd. Israeli Key Employee Share Incentive Plan, 2007, or pursuant to the Company form of Option Agreement (each, a “Wilocity Equity Plan”), that is outstanding immediately prior to the closing of the Transaction shall be assumed by Qualcomm Incorporated (“Qualcomm”) and become payable in shares of Qualcomm common stock, and the number of shares of Wilocity common stock that remain available for issuance immediately prior to the closing of the Transaction under each Wilocity Equity Plan, to the extent sufficient to cover the exercise of all assumed options, shall be converted into shares of Qualcomm common stock and become issuable in connection with such exercise; and
Whereas, it is in the best interests of the Company and plan participants for each Wilocity Equity Plan to be amended to reflect the transactions contemplated under the Purchase Agreement.
Now, Therefore, Be It Resolved, each Wilocity Equity Plan is hereby amended such that each reference to (1) Wilocity Ltd., the “Company” or another term having a similar meaning shall be deemed to refer to Qualcomm Incorporated or any successor corporation thereto; (2) “Board,” “compensation committee” or any other term referring to the entity having authority to administer, amend, and terminate each Wilocity Equity Plan shall be deemed to refer to each of Qualcomm’s Board of Directors, Compensation Committee or Management Rewards Committee, to the same extent each of them is authorized to act under the Qualcomm Incorporated 2006 Long-Term Incentive Plan; and (3) “employment,” “services” or another term having a similar meaning shall be deemed to refer to a person’s similar relationship with Qualcomm or any of its subsidiaries; and
Resolved Further, that Qualcomm’s Board of Directors, Compensation Committee, and Management Rewards Committee are each hereby authorized to act for and on behalf of the Company, to the same extent each applicable entity is authorized to act under the Qualcomm Incorporated 2006 Long-Term Incentive Plan, without further action by the Board, in connection with the administration of each respective Wilocity Equity Plan in accordance with its terms, which authority includes the power to amend the applicable Wilocity Equity Plan in accordance with its terms and these resolutions.

General Authorizing Resolutions

Resolved, that the officers of the Company be, and each of them hereby is, authorized and directed to take or cause to be taken, in the name and on behalf of the Company, all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, all such other agreements, documents and instruments, and to incur and pay all such fees and expenses as such officer shall deem necessary or appropriate in order to carry out fully the purposes and intent of the foregoing resolutions;

Resolved, that any person dealing with any officer of the Company in connection with any of the foregoing matters shall be conclusively entitled to rely upon the authority of such officer and by such officer’s execution of any document, agreement or instrument, the same shall be a valid and binding obligation of the Company enforceable in accordance with its terms; and

Resolved, that any and all actions previously taken by the Company or any of its officers in connection with the documents, transactions and actions contemplated by the foregoing resolutions hereby are adopted, ratified, confirmed and approved in all respects as and for the acts and deeds of the Company.

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IN WITNESS WHEREOF, the undersigned have each signed this Unanimous Written Consent, which may be executed in one or more original, faxed or PDF counterparts, each of which shall be an original and all of which together shall be one and the same instrument, effective as of the 2nd day of July, 2014.

/s/ Amir Faintuch	/s/ Sanjay Mehta
Amir Faintuch	Sanjay Mehta